Exhibit (d)-(4)

May 8, 2021

Via Email and Overnight Delivery

Faith Dawn Limited

No. 9 Dalian North Road

Haping Road Centralized Industrial Park

Harbin Development Zone

Heilongjiang Province, P. R. China

Attn: Jie Han

Email: chinaxd@chinaxd.net

Re: Notice of Termination Pursuant to Section 9.1(c)(i)

Dear Mr. Jie Han:

Reference is hereby made to that certain Agreement and Plan of Merger dated as of June 15, 2020 by and among China XD Plastics Company Limited, a Nevada corporation (“Company”), Faith Dawn Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and Faith Horizon Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as amended, the “Merger Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement.

The Company hereby provides notice of termination pursuant to Section 9.1(c)(i) based on Parent and Merger Sub’s breaches of the Merger Agreement, including, but not limited to, Sections 5.4, 5.13, 7.6, and 7.8, which breaches have given rise to the failure of several conditions set forth in Section 8.1 and Section 8.3, including, but not limited to, Sections 8.1(b), 8.3(a), 8.3(b), and 8.3(c). These breaches are not capable of being cured prior to the Termination Date.

In light of the Company’s termination pursuant to Section 9.1(c)(i), the Parent Termination Fee, as described in Section 9.3(b), is due and owing to the Company. If Parent fails to pay the Parent Termination Fee, Parent is responsible for reimbursing the Company all reasonable costs and expenses the Company incurs in collecting under and enforcing the payment of the Parent Termination Fee. See Merger Agreement, § 9.3(c).

Sincerely,

China XD Plastics Company Limited

By: /s/ Huiyi Chen_____________________

Name: Huiyi Chen

Title: Director, Chairman of the Special Committee of the Board of Directors of China XD Plastics Company Limited

cc: O’Melveny & Myers LLP
     Attn: Ke Geng; Nima Amini